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                                                                       EXHIBIT C
                              STOCKHOLDER AGREEMENT


                  THIS STOCKHOLDER AGREEMENT (this "AGREEMENT") is entered into as of October 2, 2000, by and between The TriZetto Group, Inc., a Delaware corporation ("TRIZETTO"), and IMS Health Incorporated, a Delaware corporation ("IMS").

                  WHEREAS, TriZetto, Elbejay Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of TriZetto ("MERGER SUB"), IMS and ERISCO Managed Care Technologies, Inc., a New York corporation and wholly owned subsidiary of IMS ("ERISCO"), have entered into an Agreement and Plan of Reorganization, dated as of May 16, 2000 (the "MERGER AGREEMENT"), providing for, among other things, the merger of Erisco with and into Merger Sub (the "MERGER");

                  WHEREAS, the respective boards of directors of each of TriZetto and IMS have approved this Agreement;

                  WHEREAS, in connection with the Merger, TriZetto will issue shares of capital stock of TriZetto to IMS;

                  WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into a Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") with respect to the shares of capital stock of TriZetto to be issued to IMS in connection with the Merger;

                  WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the consummation of the Merger; and

                  WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements as provided in this Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. CERTAIN DEFINITIONS. (a) Capitalized terms that are used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

                 (b) For the purposes of this Agreement, the following terms shall have the following meanings:

                  "AFFILIATE" and "ASSOCIATE" when used with reference to any Person shall have the meanings assigned to such terms in Rule 12b-2 of the Exchange Act as in effect of the date hereof; PROVIDED, that TriZetto and its Subsidiaries and the officers and directors of TriZetto and its Subsidiaries who are not the IMS Director and who are not directors or officers of IMS or any of its Subsidiaries shall not, solely as a result

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of holding such office of TriZetto or any of its Subsidiaries, be deemed
Affiliates or Associates of IMS for purposes of this Agreement.

                  A Person shall be deemed the "BENEFICIAL OWNER", and to have "BENEFICIAL OWNERSHIP" of, and to "BENEFICIALLY OWN," any securities as to which such Person is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 and 13d-5 under the Exchange Act, as such rules are in effect on the date of this Agreement, as well as any securities as to which such Person has the right to become the Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a BONA FIDE public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; PROVIDED, HOWEVER, that no Person shall be deemed the "Beneficial Owner" or to have "Beneficial Ownership" of, or to "Beneficially Own," any Shares solely by virtue of the rights set forth in Section 6; PROVIDED, FURTHER, that a Person shall not be deemed the "Beneficial Owner", or to have "Beneficial Ownership" of, or to "Beneficially Own", any Shares (i) solely because such Shares have been tendered pursuant to a tender or exchange offer made by such Person, or any of such Person's Affiliates or Associates, until such tendered Shares are accepted for payment or exchange or (ii) solely because such Person, or any of such Person's Affiliates or Associates, has or shares the power to vote or direct the voting of such Shares pursuant to a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report). For purposes of this Agreement, in determining the percentage of the outstanding Shares with respect to which a Person is the Beneficial Owner, all Shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

                  "BOARD" shall mean the Board of Directors of TriZetto.

                  "CHANGE OF CONTROL" shall mean, with respect to any party, any transaction or event in connection with a plan pursuant to which (i) all or substantially all of the assets of or (ii) equity interests in such party that have the power to cast at least 50% of the votes entitled to be cast in elections of directors (or similar officials) of such party, shall be exchanged for, converted into or acquired for or constitute the right to receive securities, cash or other property (whether by means of a tender or exchange offer, reclassification, consolidation, merger, sale or other disposition of such assets or such equity interests, compulsory exchange of equity interests, liquidation or otherwise). In the case of a Change in Control effected through a series of transactions or events, such Change in Control shall be deemed to have occurred when (i) substantially all of the assets of such party or (ii) equity interests in such party that have the power to cast at least 50% of the votes entitled to be cast in elections of directors (or similar officials) of




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such party, shall be exchanged for, converted into or acquired for or constitute the right to receive securities, cash or other property.

                  "GROUP" shall have the meaning assigned to such term in Rule 13d-5 under the Exchange Act as in effect on the date hereof.

                  "MINIMUM SHARE PERCENTAGE" shall mean, as of any date, 10% of the Outstanding Shares as of such date.

                  "OUTSTANDING SHARES" shall mean, as of any date, the issued and outstanding Shares as of such date, excluding any treasury Shares.

                  "PERMITTED TRANSFER" shall have the meaning set forth in
Section 5.

                  "SHARES" shall mean TriZetto Common Stock and any other shares of common stock of TriZetto.

                  "SUBSIDIARY" shall mean, with respect to any Person, any entity at least 50% of the Voting Securities of which are owned directly or indirectly by such Person.

                  "TRIZETTO COMMON STOCK" shall mean the Common Stock, par value $0.001 per share, of TriZetto.

                  "TRANSFER" shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, or other disposition or encumbrance, PROVIDED, that a Transfer shall not include any sale, transfer, assignment, or other disposition by operation or succession of law, merger or otherwise.

                  "VOTING SECURITIES" shall mean any securities entitled to vote in the ordinary course in the election of directors or of Persons serving in a similar governing capacity of any partnership, limited liability company or other entity, including the voting rights attached to such securities.

                  2. REPRESENTATIONS OF IMS. As of the date hereof, IMS represents and warrants to TriZetto that:

                  (a) IMS does not Beneficially Own any Shares other than those Shares to be issued to IMS in connection with the Merger;

                  (b) IMS has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by IMS have been duly authorized by all necessary corporate action on the part of IMS;



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                 (c) this Agreement has been duly executed and delivered by IMS and is the valid and binding obligation of IMS, enforceable in accordance with its terms, except that such enforceability may be subject to the Bankruptcy and Equity Exception;

                 (d) no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by IMS in connection with the execution and delivery of this Agreement, except those that have been made or obtained or where the failure to obtain such consents, approvals, orders, authorizations, registrations, declarations or filings, would not prevent IMS from performing its obligations under this Agreement or the Merger Agreement and is not reasonably likely to have a Material Adverse Effect on IMS or Erisco; and

                (e) neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with the provisions hereof will conflict with, or result in any violations of, or cause a breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of IMS or Erisco under, any term, condition or provision of (A) the certificate of incorporation or bylaws of IMS or (B) any Contract, permit, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IMS or Erisco or their respective properties or assets, other than any such conflicts, violations, defaults, losses, liens, security interests, charges, or encumbrances which, individually or in the aggregate, would not prevent IMS from performing its obligations under this Agreement or the Merger Agreement and is not reasonably likely to have a Material Adverse Effect on IMS or Erisco.

                3. REPRESENTATIONS OF TRIZETTO. As of the date hereof, TriZetto represents and warrants to IMS that:

                (a) TriZetto has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by TriZetto and the consummation by TriZetto of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TriZetto;

                (b) this Agreement has been duly executed and delivered by TriZetto and is the valid and binding obligation of TriZetto, enforceable in accordance with its terms, except that such enforceability may be subject to the Bankruptcy and Equity Exception;

                (c) no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by TriZetto or any of the TriZetto Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except those that have been made or obtained or where the failure to obtain such consents, approvals, orders, authorizations, registrations, declarations or filings, would not prevent TriZetto



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from performing its obligations under this Agreement or the Merger Agreement and is not reasonably likely to have a Material Adverse Effect on TriZetto; and

                (d) neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with the provisions hereof will conflict with, or result in any violations of, or cause a breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of TriZetto or any of the TriZetto Subsidiaries under, any term, condition or provision of (A) the certificate or articles of incorporation or bylaws of TriZetto or any of the TriZetto Subsidiaries or (B) any Contract, permit, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TriZetto or any of the TriZetto Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate would not prevent TriZetto from performing its obligations under this Agreement or the Merger Agreement and is not reasonably likely to have a Material Adverse Effect on TriZetto.

                4. STANDSTILL PROVISIONS.

                4.1 From the date hereof until the earlier of (i) the fourth anniversary of the Closing Date or (ii) the date on which (A) a Change of Control of TriZetto shall have occurred, or (B) TriZetto shall have publicly announced, directly or indirectly, its willingness to consider a transaction that would constitute a Change of Control of TriZetto, IMS, without the prior written consent of TriZetto, shall not, and shall not suffer or permit any Subsidiaries of IMS to, whether acting alone or in concert with others:

                (a) initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders for the approval of, one or more stockholder proposals relating to TriZetto;

                (b) seek the removal of any directors or a change in the composition or size of the Board;

                (c) form, join or participate in a Group with respect to any Shares, other than a Group consisting solely of IMS and Affiliates or Associates of IMS;

                (d) deposit any Shares into a voting trust or (except as provided in this Agreement) subject any Shares to any arrangement or agreement with respect to the voting or Transfer thereof, other than any such trust, arrangement or agreement (i) the only parties to or beneficiaries of which are IMS or any Affiliates or Associates of IMS and (ii) the terms of which prohibit any party thereto from acting in a manner inconsistent with this Agreement; PROVIDED, that all of the Shares deposited into any such trust or


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subjected to any such arrangement or agreement shall be deemed to be
Beneficially Owned by IMS or Affiliates or Associates of IMS for all purposes of this Agreement;

                (e) except for Shares issued to IMS in connection with the Merger, acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase, gift or otherwise, Beneficial Ownership of any Shares (the "STOCK LIMITATION"); or

                (f) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules or regulations of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any Voting Securities of TriZetto;

                (g) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions), any merger, business combination, recapitalization, restructuring, liquidation or other extraordinary transaction involving TriZetto or its securities or assets;

                (h) take any action which might force TriZetto to make a public announcement regarding any of the types of matters set forth in paragraphs (a) through (g) above;

                (i) enter into discussions or arrangements with any third party with respect to any of the foregoing;

                (j) request publicly TriZetto or any of its Affiliates or Associates, directly or indirectly, to amend or waive any provision of this
Section 4; or

                (k) advise, assist (including by knowingly providing or arranging financing for that purpose) or knowingly encourage, induce or attempt to encourage or induce any other Person to take any actions referred to in the foregoing paragraphs (a) through (j).

                4.2 No violation of Section 4.1(e) shall be deemed to occur as a result of the acquisition by IMS, or any Affiliate or Associate of IMS, of Beneficial Ownership of Shares in excess of the Stock Limitation (i) as a result of (A) any stock repurchase or similar transaction undertaken by TriZetto or its Affiliates that shall cause IMS's percentage ownership in the Shares to exceed the Stock Limitation even though the number of Shares Beneficially Owned by IMS and its Affiliates and Associates remains unchanged; (B) any acquisition of Voting Securities of another corporation by IMS or any Affiliate or Associate of IMS in a BONA FIDE acquisition of a business, the primary purpose of which is not to acquire Shares, which results in IMS or any such Affiliate or Associate becoming the Beneficial Owner of additional Shares; or (C) any stock split, stock dividend or other distribution relating to Shares; or (ii) in the event that TriZetto invites, requests or otherwise solicits IMS or any of its Affiliates or Associates to acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of such Shares.

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                4.3 The provisions of Section 4.1 shall apply to and be
binding upon any Person to whom IMS Transfers Beneficial Ownership of Shares representing at least the Minimum Share Percentage as of the date of such Transfer. As a condition to any Transfer referred to in the immediately preceding sentence, such Transferee shall, prior to such Transfer, agree in writing to be bound by the provisions of this Agreement. Any such Transfer without compliance with the immediately preceding sentence shall be null and void and such transferee shall acquire no rights with respect to such Shares.

                5. SHARE TRANSFERS.

                5.1 From the date hereof until the earlier of (i) the date two
(2) years after the Closing Date, (ii) the date on which IMS ceases to Beneficially Own a number of Shares at least equal to ten percent (10%) of the Outstanding Shares as of the Closing Date, or (iii) the date on which a Change of Control of TriZetto shall have occurred (the "RESTRICTED PERIOD"), IMS shall not, without the prior written consent of TriZetto, Transfer any Shares that are Beneficially Owned by IMS, except for a Transfer that complies with any of the following subsections (each such Transfer, a "PERMITTED TRANSFER"):

                (a) a Transfer of all or any of such Shares to any Affiliate of IMS; PROVIDED, that contemporaneously with any such Transfer, such Affiliate becomes a party to a counterpart of this Agreement;

                (b) a Transfer of all or any of such Shares in a BONA FIDE pledge of such Shares to a financial institution to secure borrowings as permitted by applicable Law; PROVIDED, that contemporaneously with such pledge such financial institution agrees with TriZetto that upon any foreclosure on such pledge it, and any transferee pursuant to any disposition following default, shall be bound by the obligations of IMS under this Agreement; or

                (c) a Transfer of all or any of such Shares to any Person who has commenced a tender or exchange offer for Shares that the Board has recommended that the holders of Shares accept.

                6. RIGHT OF FIRST REFUSAL

                6.1 For the period commencing upon the termination of the Restricted Period and continuing until the date on which IMS ceases to Beneficially Own a number of Shares at least equal to ten percent (10%) of the Outstanding Shares as of the Closing Date (the "RIGHT OF FIRST REFUSAL PERIOD") (unless at any time after the date of this Agreement a Change of Control of TriZetto shall have occurred), if IMS or any of its Affiliates propose to Transfer Beneficial Ownership of (i) Shares representing in the aggregate at least the Minimum Share Percentage as of the dateof the Right of First Refusal Notice (as defined in Section 6.1(a)), or (ii) Shares, together with all other Shares Beneficially Owned by the transferee, would result in such transferee having in the aggregate Beneficial Ownership of at least the Minimum Share Percentage as of the

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date of the First Refusal Notice, it shall give TriZetto the opportunity, in the following manner, to purchase such Shares and shall not effect any proposed Transfer without complying with the following procedures:

                (a) NOTICE; IRREVOCABLE OFFER. IMS shall give written notice (the "RIGHT OF FIRST REFUSAL NOTICE") to TriZetto of its or any of its Affiliates' intent to Transfer such Shares, the number of Shares proposed to be Transferred (the "FIRST REFUSAL SHARES") and the price, the identity of proposed transferees, proposed payment terms and other terms (the "OFFER TERMS") on which IMS or such Affiliate proposes to Transfer such Shares. Each Right of First Refusal Notice shall constitute an irrevocable offer by IMS or such Affiliate to sell to TriZetto the First Refusal Shares on the Offer Terms and the other terms and conditions set forth in this Section 6.

                (b) EXERCISE; CLOSING. TriZetto shall have the right to purchase all but not less than all of the First Refusal Shares on the Offer Terms; PROVIDED that TriZetto shall be required to pay all consideration for the First Refusal Shares in cash in the event that the Offer Terms include any non-cash consideration. The cash payable with respect to any non-cash consideration shall be the fair market value of such non-cash consideration as mutually agreed by the parties. TriZetto may exercise such right by giving written notice (a "TRIZETTO ACCEPTANCE NOTICE") to IMS, within 20 days after the date of receipt by TriZetto of a Right of First Refusal Notice, which shall state that TriZetto is electing to purchase all of the First Refusal Shares on the Offered Terms. The TriZetto Acceptance Notice shall constitute an irrevocable commitment to purchase from IMS or such Affiliate the First Refusal Shares on the Offer Terms and the other terms and conditions set forth in this Section 6. The closing of any purchase by and sale to TriZetto of the First Refusal Shares shall take place, to the extent legally practicable, on such date that is no less than 5 and no more than 30 days following the date of the TriZetto Acceptance Notice, as TriZetto and IMS shall mutually agree. The closing shall be held at 10:00 a.m., local time, at the principal office of TriZetto. At such closing: (i) IMS shall deliver to TriZetto certificates representing the First Refusal Shares being sold (or affidavits of loss in lieu thereof), free and clear of any Lien;
(ii) TriZetto shall deliver to IMS the cash consideration to be paid for such First Refusal Shares in accordance with this Section 6.1(b); and (iii) IMS and TriZetto shall execute or cause to be executed such other documents and take or cause to be taken such other actions as shall be reasonably necessary to consummate the purchase and sale of the First Refusal Shares on the terms contemplated by the Offer Terms and the other terms and conditions set forth in this Section. TriZetto and IMS each will pay any costs that it incurs in complying with the obligations set forth in this paragraph.

                (c) NON-EXERCISE. If TriZetto fails to elect to purchase all the First Refusal Shares within the 20-day time period specified in paragraph (b) of this Section, then IMS or such Affiliate (i) shall be under no obligation to sell any of the First Refusal Shares to TriZetto, unless IMS or such Affiliate so elects, and (ii) may, within a period of 120 days from and after the date of the Right of First Refusal Notice, Transfer all or less than all of the First Refusal Shares to a proposed transferee for a price and on terms and




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conditions not materially less favorable to IMS or such Affiliate than those set forth in the Offer Terms.

                (d) SUBSEQUENT APPLICATION. If TriZetto does not elect to purchase all the First Refusal Shares on the Offer Terms and IMS or such Affiliate shall not have consummated the Transfer of all of the First Refusal Shares to a third party or third parties prior to the expiration of the 120-day period specified in the foregoing paragraph (c), then the provisions of this
Section 6 shall again apply, and IMS or such Affiliate shall not Transfer any of such First Refusal Shares not so Transferred during the Right of First Refusal Period without again complying with this Section.

                6.2 The obligations of IMS and its Affiliates pursuant to this
Section 6 shall not apply to (i) any Permitted Transfer and (ii) a Transfer of all or any of such Shares in a BONA FIDE firm commitment public offering registered under the Securities Act of 1933, as amended, PROVIDED that IMS will use its reasonable best efforts, and will instruct the managing underwriters to use their reasonable best efforts, to achieve a broad public distribution of the Shares.

                6.3 TriZetto may assign its rights under this Section 6 if (i) TriZetto desires to exercise such rights and (ii) TriZetto is prohibited from exercising such rights under applicable Delaware law.

                7. RIGHT OF FIRST OFFER.

                7.1 During the Right of First Refusal Period (unless at any time after the date of this Agreement a Change of Control of TriZetto shall have occurred), if IMS or any of its Affiliates proposes to Transfer Beneficial Ownership of any Shares, IMS or such Affiliate shall comply with the following procedures:

                (a) NOTICE; CONSULTATION. IMS or such Affiliate shall give written notice (the "FIRST OFFER Notice") to TriZetto of its intent to Transfer such Shares and the number of Shares proposed to be Transferred (the "FIRST OFFER SHARES") and, if known, the proposed transferee. For a period of 20 days following TriZetto's receipt of a First Offer Notice, IMS or such Affiliate shall discuss in good faith with TriZetto the possibility of effecting such a transaction with TriZetto, and during such 20-day period, IMS or such Affiliate shall negotiate in good faith and exclusively with TriZetto to determine whether it is possible to agree to such a transaction with TriZetto, but neither party shall be obligated to enter into any agreement to do so.

                (b) TRIZETTO OFFER; ACCEPTANCE. In the event that IMS or such Affiliate and TriZetto shall not have agreed on the terms of a transaction with respect to the First Offer Shares, TriZetto shall, at or prior to the conclusion of such 20-day period, deliver to IMS either (i) a statement of TriZetto's final offer price with respect to the First Offer Shares (a "TRIZETTO OFFER NOTICE"), which notice shall constitute an irrevocable offer by TriZetto to IMS or such Affiliate to acquire all of the First Offer Shares in cash at such price, or
(ii) a written notice stating that TriZetto is not interested in making a final offer




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for the First Offer Shares (a "TRIZETTO REJECTION NOTICE"). In the event that
IMS or such Affiliate elects to sell the First Offer Shares to TriZetto pursuant to the TriZetto Offer Notice, it shall provide written notice to such effect (an "IMS ACCEPTANCE NOTICE") to TriZetto within 2 days of receipt of the TriZetto Offer Notice. The closing of any purchase by and sale to TriZetto of the First Offer Shares shall take place, to the extent legally practicable, on such date that is no less than 5 and no more than 30 days following the date of the IMS Acceptance Notice, as TriZetto and IMS or such Affiliate shall mutually agree. The closing shall be held at 10:00 a.m., local time, at the principal office of TriZetto. At such closing: (i) IMS or such Affiliate shall deliver to TriZetto certificates representing the First Offer Shares being sold (or affidavits of loss in lieu thereof), free and clear of any Lien; (ii) TriZetto shall deliver to IMS or such Affiliate the cash consideration to be paid for such First Offer Shares in accordance with the TriZetto Offer Notice; and (iii) IMS or such Affiliate and TriZetto shall execute or cause to be executed such other documents and take or cause to be taken such other actions as shall be reasonably necessary to consummate the purchase and sale of the First Offer Shares on the terms contemplated by the TriZetto Offer Notice and the other terms and conditions set forth in this Section. TriZetto and IMS or such Affiliate each will pay any costs that it incurs in complying with the obligations set forth in this paragraph. In the event that IMS or such Affiliate elects not to sell the First Offer Shares to TriZetto pursuant to the TriZetto Offer Notice, it shall provide written notice to such effect (an "IMS REJECTION NOTICE") within 2 days of receipt of the TriZetto Offer Notice.

                (c) TRANSFERS TO THIRD PARTIES. In the event that the First Offer Shares are not acquired by TriZetto pursuant to Sections 7.1(a) or 7.1(b), for a period of one hundred twenty (120) days from the date of delivery of either (i) an IMS Rejection Notice or (ii) a TriZetto Rejection Notice, IMS or such Affiliate shall be free to negotiate and to initiate and hold discussions with other potential purchasers, and to consummate a sale of any or all of the First Offer Shares to one or more third parties; PROVIDED, HOWEVER, that if TriZetto has delivered a TriZetto Offer Notice, the purchase price of such First Offer Shares payable by each such third party must be at least equal to the purchase price thereof set forth in such TriZetto Offer Notice, and all other terms and conditions shall not be materially less favorable to IMS or such Affiliate than those contained in the TriZetto Offer Notice; PROVIDED, FURTHER, that if the closing of any such purchase is subject to the making of any necessary filings with, the expiration of any applicable waiting periods imposed by, or obtaining any approvals from, any Governmental Entities, such purchase may be consummated at any time prior to 20 days after the expiration of such waiting period or the granting of such consent or approval, as the case may be.

                (d) SUBSEQUENT APPLICATION. If IMS or such Affiliate shall not have consummated the Transfer of all of the First Offer Shares prior to the expiration of the period specified in the foregoing paragraph (c), then the provisions of this Section 7 shall again apply, and IMS or such Affiliate shall not Transfer any of such Shares without again complying with this Section.

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                7.2 The obligations of IMS and its Affiliates pursuant to this
Section 7 shall not apply to (i) any Permitted Transfer and (ii) a Transfer of all or any of such Shares in a BONA FIDE firm commitment public offering registered under the Securities Act of 1933, as amended, PROVIDED that IMS will use its reasonable best efforts, and will instruct the managing underwriters to use their reasonable best efforts, to achieve a broad public distribution of the Shares.

                8. BOARD REPRESENTATION.

                8.1 IMS DIRECTOR. As long as IMS Beneficially Owns a number of Shares at least equal to ten percent (10%) of the Outstanding Shares as of the Closing Date, IMS shall be entitled to designate one individual (the "IMS DIRECTOR") to be a Class II member of the Board. In the event that IMS shall at any time cease to Beneficially Own a number of Shares at least equal to ten percent (10%) of the Outstanding Shares as of the Closing Date, IMS shall thenceforth not be entitled to designate an IMS Director under this Section 8; PROVIDED, that the IMS Director shall remain a member of the Board until the natural expiration of the IMS Director's term. Prior to each meeting of TriZetto's stockholders for the election of directors to the Board at which the term of the incumbent IMS Director is to expire, IMS shall give reasonable advance written notice to TriZetto prior to the mailing of the proxy statement relating to such matters requesting that TriZetto include, and TriZetto shall include, the IMS Director as a nominee for the slate of directors to be elected to the Board. IMS shall designate an individual reasonably acceptable to TriZetto as the IMS Director, PROVIDED that as long as the Chief Executive Officer ("CEO") of IMS as of the signing of the Merger Agreement is an executive officer of IMS, such CEO shall be the individual designated by IMS as the IMS Director.

                8.2 EFFORTS TO NOMINATE AND ELECT IMS DIRECTOR. TriZetto shall nominate and use its reasonable best efforts to take and cause to be taken all necessary action (corporate and other) to cause the election to the Board of the IMS Director.

                8.3 In the event of consummation of either a transaction with, or a tender or exchange offer by, any of the entities listed on Schedule 8.3 hereto or any of their respective successors or Affiliates which results in a Change of Control of IMS, or in the event of the acquisition of a majority equity interest in any of the entities listed on Schedule 8.3 or any of their respective successors or Affiliates by IMS, IMS's right to designate the IMS Director shall immediately terminate, and IMS shall cause the then current IMS Director to immediately resign from the Board.

                9. MATTERS REQUIRING CONSENT OF IMS. For so long as IMS Beneficially Owns a number of Shares at least equal to ten percent (10%) of the Outstanding Shares as of the Closing Date, except as set forth on Schedule 9(a) hereto, TriZetto shall not, and shall cause its Affiliates and Associates not to, without the prior written consent of IMS (which can be withheld for any reason), enter into, consummate, agree to or approve any merger, consolidation, purchase or sale of assets or equity interests, business combination or similar transaction, or any equity-based joint venture or similar transaction, with any of the entities set forth on
Schedule 9(b) hereto; PROVIDED, HOWEVER, that such consent will not be required if the Board of Directors of TriZetto shall have determined, after consultation with its outside legal counsel, that TriZetto is required to enter into, consummate, agree to or approve any such transaction pursuant to its fiduciary duties under applicable law. In the event that IMS shall enter into, consummate, agree to or approve any merger, consolidation, purchase or sale of assets or equity interests, business combination or similar transaction, or any equity-based joint venture or similar transaction, with any of the entities set forth on Schedule 8.3 hereto, the rights of IMS pursuant to this Section 9 shall immediately terminate.

                10. RIGHTS AGREEMENT. From and after the date hereof, TriZetto shall not (i) amend or supplement the TriZetto Rights Agreement in any manner which would adversely affect the rights of the Grandfathered Entities or (ii) adopt or implement any other stockholder protection rights agreement or any similar plan or arrangement unless such agreement, plan or arrangement is in no way less favorable to the Grandfathered Entities than the TriZetto Rights Agreement.

                11. MISCELLANEOUS.

                (a) GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. The laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 11(g) or in such other manner as may be permitted by law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO

THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(a).

                (b) ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Except as expressly set forth herein, neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                (c) SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

                (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

                (e) OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

                (f) AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by duly authorized officers of the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

                (g) NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, via facsimile, sent by

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

nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

             If to IMS:                    IMS Health Incorporated
                                           200 Nyala Farms
                                           Westport, Connecticut 06880
                                           Attention:  Chief Executive Officer
                                           Telecopy: (203) 222-4247

             With a copy to:               IMS Health Incorporated
                                           200 Nyala Farms
                                           Westport, Connecticut 06880
                                           Attention:  General Counsel
                                           Telecopy:   (203) 222-4268

             And to:                       Sullivan & Cromwell
                                           125 Broad Street
                                           New York, New York 10004
                                           Attention: Alan J. Sinsheimer
                                                      Keith A. Pagnani
                                           Telecopy:  (212) 558-3588

             And if to TriZetto:           The TriZetto Group, Inc.
                                           567 San Nicolas Drive, Suite 367
                                           Newport Beach, California 92660
                                           Attention:  Christine A. Miller
                                           Telecopy:   (949) 219-2197

             With a copy to:               Stradling Yocca Carlson & Rauth
                                           660 Newport Center Drive, Suite 1600
                                           Newport Beach, CA  92660-6422
                                           Attention:   K.C. Schaaf
                                                        Michael E. Flynn
                                           Telecopy:    (949) 725-4100

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

                (h) CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section will mean a Section in this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                (i) FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                (j) ENTIRE AGREEMENT. This Agreement, the Merger Agreement (including the Exhibits and Schedules thereto), the Voting Agreements, the IMS Disclosure Letter, the TriZetto Disclosure Letter, the Data Rights Agreement, the Registration Rights Agreement, the HealthWeb License Agreement and the Transitional Services Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement, which shall remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

                (k) TERMINATION; SURVIVAL. Immediately upon the satisfaction of the obligations of each party pursuant to Sections 4, 5, 6, 7, 8, and 9 of this Agreement (other than Sections 1, 2, 3, 10 and 11), this Agreement shall terminate automatically without any action by any party and such terminated provisions of this Agreement shall not survive such termination. This Section 11 and Sections 1, 2, 3, and 10 shall survive any termination of all or any part of this Agreement indefinitely.

                (l) HEADINGS; RECITALS. All Section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                (m) SPECIFIC PERFORMANCE. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

                (n) THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first above written

                  .

                             THE TRIZETTO GROUP, INC.


                             By: /S/ JEFFREY H. MARGOLIS
                                -----------------------------
                                 Name:  Jeffrey H. Margolis
                                 Title: President, Chief Executive Officer and Chairman


                             IMS HEALTH INCORPORATED


                             By: /S/ VICTORIA R. FASH
                                ----------------------------
                                 Name:  Victoria R. Fash
                                 Title: President, Chief Executive Officer